[LOGO] BROCKER Technology Group


              Brocker Technology Appoints New Jersey Senator Singer
                              to Board of Directors


EDMONTON, ALBERTA - August 29, 2000 - Brocker Technology Group Ltd. (Nasdaq:BTGL
- TSE:BKI),  announced  today the appointment of New Jersey State Senator Robert
W. Singer as a director of the Corporation. Senator Singer has distinguished himself over almost 20-years of public service, during which he was instrumental in legislative accomplishments in the electronic, software, health, environment and energy industries. He also currently serves as the chairman of the Senate Commerce Committee. The addition of Senator Singer brings Brocker's board of directors to seven members.

Senator  Singer,  a New Jersey  Senator  since  1993,  has  served as  Assistant
Majority Leader since 1997, Chairman of Senior Citizens Issues, Military Affairs, Racing and Agriculture; and Vice Chairman of Environment. He also chaired the Biotechnology Task Force and served on the sub-committee task forces on software, photonics and electronics. He currently serves on the National Conference of State Legislatures and is a member of the Board of Directors for the New Jersey Technology Council, Health Committee, Council on Armed Forces and Veterans Affairs and the New Jersey Commission on Science and Technology.

"The addition of Senator Singer to our Board of Directors complements the versatile composition of our existing membership," commented Michael B. Ridgeway, Brocker Technology CEO. "He joins a board of internationally and industry diverse professionals to which his multi-industry experience and leadership skills are expected to provide new insight and counsel to Brocker's strategic development."

Brocker's chairman, Casey J. O'Byrne, added, "Senator Singer has been very active in the advancement of technology from a legislative position and is recognized for his understanding of technological developments and their influence on our changing economy. We are fortunate to have the benefit of his experience as Brocker evolves into a leading global provider of communications and computing applications.

ABOUT BROCKER TECHNOLOGY GROUP

Brocker Technology Group www.brockergroup.com is a global innovator in business-to-business communication systems focusing on application development, technical consulting services, application hosting, and vendor services (Brocker's original technology distribution and service business). Brocker's e-communications products, collectively called Enterprise Communication Suite Suite (EC Suite), include Supercession (www.supercession.com), e-business transaction processing software, Bloodhound (www.bloodhound.co.nz), unified messaging software and Powerphone, caller ID software that also displays all of the client's transaction history. Brocker has established partnering agreements with KPMG and PeopleSoft. Brocker's Supercession is designed to integrate with PeopleSoft's non-internet based enterprise resource planning software.

Brocker began trading on the Nasdaq on Monday, August 21, 2000.

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
Company:                          Investor Relations (U.S.)           Investor Relations (Canada)
Robert Rowell                     Lisa Arnold                         Anthony Zelen
Investor Relations                Wall Street Investor Relations      Mindshare Communications
Telephone 800-299-7823            Corp                                Telephone: 888-301-6788
E-mail: brocker@cadvision.com     Telephone: 301-907-4092             Email: bki@mindsharecommunications.com
                                  Email: Larnold@WallStreetIR.com

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission
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The Toronto Stock Exchange has neither  approved nor disapproved the information contained herein.